Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-170495) and Registration Statements (Form S-8 Nos. 333-160304 and 333-169339) pertaining to the Myrexis, Inc. 2009 Employee, Director and Consultant Equity Incentive Plan, and the Myrexis, Inc. 2009 Employee Stock Purchase Plan, of our reports dated September 13, 2011, with respect to the financial statements of Myrexis, Inc., and the effectiveness of internal control over financial reporting of Myrexis, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2011.

/s/ Ernst & Young LLP
Salt Lake City, Utah
September 13, 2011